Exhibit 23.1
CONSENT OF INEPENDENT AUDITORS

We consent to the use of our report dated August 23, 2013 (except for Notes 1, 9, 11, and 12 as to which the date is September 11, 2013), with respect to the financial statements of Color Resources, LLC included in the Current Report (Amendment No. 1) (Form 8-K/A) dated September 11, 2013. Our report included reference to retrospective adjustments made to comply with Regulation S-X.
/s/ Dixon Hughes Goodman LLP
Greenville, South Carolina
September 11, 2013